Exhibit 99.1

SUMMIT HOTEL PROPERTIES, INC.

POLICY ON VOTING REGARDING DIRECTORS

At any meeting of stockholders at which members of the board of directors (each, a “Director” and collectively, the “Board”) of Summit Hotel Properties, Inc. (the “Company”) are to be elected by the stockholders in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” election shall submit to the Board a written offer to resign from the Board no later than two weeks after the certification by the Company of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a Director is equal to, or less than, the number of Directors to be elected.

The Company’s Nominating and Corporate Governance Committee shall consider the resignation offer and, within 60 days after the certification by the Company of the voting results, recommend to the Board whether to accept or reject the resignation offer.  In determining its recommendation to the Board, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant, which may include (i) any stated reason or reasons why stockholders cast “withheld” votes for the Director, (ii) the qualifications of the Director and (iii) whether the Director’s resignation from the Board would be in the Company’s best interest and the best interests of the Company’s stockholders.  The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate, which may include (i) continued service by the Director until the next relevant meeting of stockholders, (ii) an undertaking to seek a replacement director, (iii) rejecting the resignation offer coupled with committing to seek to address the underlying cause or causes of the majority-withheld vote.

The Board shall act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification by the Company of the voting results.  The Board shall consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board deems relevant.  The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board.

Any Director who offers to resign as provided above shall not participate in the Nominating and Corporate Governance Committee’s or the Board’s consideration of whether to accept his or her resignation offer.

If a Director’s resignation offer is accepted by the Board of Directors, the Nominating and Corporate Governance Committee shall recommend to the Board whether to fill the vacancy created by such resignation or to reduce the number of Directors constituting the Board.  The Board will determine the treatment of any compensation due or payable to the resigning Director.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations as described above, the Directors whom the Board has affirmatively determined to be independent in accordance with the applicable stock exchange listing standards, and who were not required to offer their resignations, shall appoint a special committee of the Board to consider the resignation offers and whether to accept the resignation offers, as otherwise described above.

The Company shall disclose publicly the Board’s decision, an explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the resignation offer, in a Current Report on Form 8-K filed with the Securities and Exchange Commission.